Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-232582 on Form S-3 and No. 333-225972 on Form S-8 of our reports dated November 21, 2019, relating to the consolidated financial statements of BrightView Holdings, Inc. and subsidiaries and the effectiveness of BrightView Holdings, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of BrightView Holdings, Inc. for the fiscal year ended September 30, 2019.

/s/ Deloitte & Touche LLP
Philadelphia, PA
November 21, 2019